Exhibit 10.4
TRADEMARK AND COPYRIGHT LICENSE AGREEMENT
     THIS TRADEMARK AND COPYRIGHT LICENSE AGREEMENT (this “Agreement”) is made effective as of                           , 2005 (the “Effective Date”) by and between Clear Channel Identity, L.P., a Delaware limited partnership (“Licensor”), and CCE Spinco, Inc., a Delaware corporation (“Licensee”).
RECITALS:
     WHEREAS, Licensee is a wholly owned subsidiary of Licensor and, as such, has been using certain of Licensor’s intellectually property pursuant to a license in connection with the production and promotion of live entertainment (the “Business”);
     WHEREAS, Licensee will cease to be a wholly owned subsidiary of Licensor pursuant to a separate agreement between the parties entitled Master Separation and Distribution Agreement;
     WHEREAS, Licensor is the owner of the trademark CLEAR CHANNEL, other marks incorporating the term CLEAR CHANNEL or variations thereof, the mark CC, and other marks used in connection with the Business, and trade dress and other indicia of origin associated with such trademarks (collectively, the “Marks”) and is the owner of trademark registrations and applications for the Marks, including, without limitation, those set forth on Exhibit A;
     WHEREAS, Licensor is the owner of the copyrights in packaging, labels, signage, marketing, advertising and promotional materials that bear or display the Marks (collectively, the “Copyrights”);
     WHEREAS, Licensor owns certain Internet domain name registrations that incorporate the Marks, including, without limitation, those set forth on Exhibit B (collectively, the “Domains”);
     WHEREAS, although certain of the Marks, certain of the Domains and certain of the Copyrights are assets currently used in the Business, Licensee does not own and is not acquiring any rights in the Marks, the Domains or the Copyrights;
     WHEREAS, the parties, by this Agreement, desire to establish Licensee’s right to continue to use certain of the Marks and certain of the Copyrights in the Licensed Territory (as defined below) for the Business (as defined below), during a transitional period, under the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

AGREEMENT:
1. CERTAIN DEFINITIONS.
     The following terms shall have the following meanings as used herein:
     (a) “Affiliate” means, with respect to a specified person or entity, any other person or entity or member of a group of persons or entities acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified person or entity.
     (b) “Distribution Date” shall mean that certain day defined as such under the Master Separation and Distribution Agreement between the parties, dated ___, 2005.
     (c) “Domain Names” shall mean the domain name registrations that incorporate the Marks, including, but not limited to, those set forth in Exhibit B, used in connection with the Business.
     (d) “Licensed Copyrighted Works” shall mean all packaging, labels, signage, marketing, advertising and promotional materials bearing or displaying the Licensed Marks including website materials that are used by Licensor for the Business in the Licensed Territory as of the Effective Date of this Agreement, in only the specific form or medium in which they are embodied as of the Effective Date, or in such other form as may be approved by Licensor as provided in Section 2, to the extent that Licensor or one of its Affiliates owns each such work.
     (e) “Licensed Marks” shall mean the Marks as and in the form in which they are used by Licensee on or in connection with the Business in the Licensed Territory as of the Effective Date of this Agreement.
     (f) “Business” shall mean the business operations, including any services and products, offered or carried out by Licensor in the Licensed Territory as of the Effective Date of this Agreement.
     (g) “Licensed Territory” shall mean the world.
     (h) “Permitted Third Party Provider” shall mean any third party manufacturer or provider approved by Licensor pursuant to Section 2.11 of this Agreement.
     (i) “Trademark Rights” shall mean, collectively, all foreign, federal, state, and common law rights in and to the Licensed Marks.
2. GRANT OF LICENSES; RESERVATION OF RIGHTS.
     2.1 Trademark License. Upon the terms and conditions set forth in this Agreement, Licensor grants to Licensee a revocable, non-exclusive, royalty-free, non-transferable license to utilize the Licensed Marks solely upon and in connection with the Business in the Licensed Territory during the Term of this Agreement (the “Trademark License”).

     2.2 Limitations on Trademark License. The Trademark License is limited to the Business, providing the products and services provided in connection with the Business are at least of a quality that is substantially the same as or is higher than the quality of those currently provided or sold by Licensee as of the Effective Date of this Agreement. NO LICENSE IS GRANTED HEREUNDER FOR ANY USE OTHER THAN THAT SPECIFIED, AND NO LICENSE IS GRANTED HEREUNDER FOR ANY COMBINATION OF THE LICENSED MARKS WITH OTHER PRODUCTS SERVICES OR MARKS WITHOUT PRIOR WRITTEN CONSENT OF LICENSOR WHICH SHALL NOT BE UNREASONABLY WITHHELD OR DELAYED.
     (a) Licensee may use other marks, including marks owned by third parties, for the Business, in addition to the Licensed Marks, provided Licensee has obtained the necessary rights from the third party, if any. In no event shall the other mark be used in such a manner that, in Licensor’s reasonable business judgment, a composite mark is created that includes any of the Licensed Marks and, notwithstanding anything to the contrary in this Agreement, Licensor may reject any proposed use that bears such a composite mark.
     (b) It is hereby recognized that Licensee may wish to transition to a new mark or an existing mark owned by Licensee during the course of this Agreement and phase out the use of the Licensed Marks gradually during the Term of this Agreement. In connection with such transition, Licensee may wish to utilize such new or existing mark in connection with the Business in addition to the Licensed Marks. In the event Licensee desires to utilize both the Licensed Marks and a new mark simultaneously during the transition, Licensee shall provide at least thirty (30) calendar days prior written notice to Licensor of such proposed transition, along with a rendering of the proposed transitional usage. Licensor shall have a period of thirty (30) calendar days following receipt of such notice and rendition in which to give or withhold its approval of such transitional usage and Licensor shall be deemed to not have approved such transitional usage if Licensor does not deliver to Licensee its written approval thereof within such thirty (30) calendar day period. Licensor shall not unreasonably withhold or delay its approval, but such approval shall not be deemed to be unreasonable if (i) the proposed usage of the Licensed Marks with such transitional mark creates, in Licensor’s reasonable business judgment, a composite mark that includes any of the Licensed Marks, (ii) if the new mark proposed to be used by Licensee in addition to the Licensed Marks is confusingly similar to the Licensed Marks, or (iii) if the proposed usage is derogatory or coveys a negative connotation with respect to Licensor or the Licensed Marks.
     2.3 Copyright License. Upon the terms and conditions set forth in this Agreement, including, without limitation, those set forth in this Section 2.3, Licensor, on behalf of itself and its Affiliates, grants to Licensee a revocable, nonexclusive, royalty-free, transferable to the extent provided in Section 9.1, license to use, reproduce, distribute copies of, make derivative works of, publish, distribute, display, broadcast and/or transmit the Licensed Copyrighted Works in the Licensed Territory, through only the media utilized by Licensor as of the Effective Date, for the limited purpose of enabling Licensee to exercise its rights under the Trademark License (the “Copyright License”). By way of example, without limitation, in the case of a print advertisement appearing in a particular magazine as of the Effective Date, the Copyright License shall permit Licensee to utilize the advertisement in the same magazine. Notwithstanding the foregoing, Licensee shall have the right during the term of this Agreement to modify or create derivative works of the Licensed Copyright Works and to use new media for the publication, distribution, display, broadcast and/or transmission of same, subject to the prior written approval of Licensor, which approval shall not be unreasonably withheld or delayed. In the event Licensee desires to modify, create derivative works of or utilize new media for the publication, distribution, display, broadcast and/or transmission of the Licensed Copyrighted Works in connection with the exercise of its rights under the Trademark License, Licensee shall provide Licensor at least sixty (60) calendar days prior written notice, which notice shall include reasonably sufficient details concerning Licensee’s plans, including copies or drafts of the modified or derivative works, and a list and description of the use thereof, including the media through which such works will be published, distributed, displayed, broadcast and/or transmitted. Licensor shall have until the end of such sixty (60) calendar day period in which to give or withhold its written approval for all or a portion of the matters contained in Licensee’s notice; provided, that Licensor shall be deemed not to have approved any matter contained in Licensee’s notice if Licensor does not deliver to Licensee its written approval thereof within such sixty (60) calendar day period.
     (a) Licensee shall cooperate with Licensor in connection with Licensor’s review of the matters contained in Licensee’s notice, including by providing any additional information or materials that may be requested by Licensor.
     (b) Upon Licensor’s written approval of any modified or derivative works for use for the Licensed Products such modified or derivative works shall be deemed to be “Licensed Copyrighted Works”. In addition, upon approval (or deemed approval) by Licensor any resulting trade dress or trademarks shall be deemed to be “Licensed Marks”. If Licensor does not approve in writing any modified or derivative works, or the media through which such works or any other Licensed Copyrighted Works are to be disseminated, then Licensee shall be prohibited from employing same under the terms of this Agreement, including under the Trademark License or the Copyright License. It is hereby expressly understood, however, that the primary purpose of this Agreement is to enable Licensee to transition to a new mark and trade dress for use in the Business. Accordingly, the failure of Licensor to approve modified or derivative works shall not be deemed unreasonable if Licensor, in its sole discretion, considers the proposed works to be a material alteration of the Licensed Marks or Licensed Copyrighted Works as of the Effective Date.
     (c) Any modified or derivative works not approved by Licensor hereunder and from which the Licensed Marks are not removed or obliterated shall be promptly destroyed by Licensor, Licensee and, if applicable, by any Permitted Third Party Provider.
     2.4 Rights of and Obligations to Third Parties. Notwithstanding any other provisions of this Agreement to the contrary, nothing in this Agreement shall be deemed to be a grant by Licensor of a license, sublicense, or other grant of a right to Licensee to use any copyrights of a third party or any rights under any third-party license that cannot be licensed, sublicensed or granted without the consent, approval or agreement of another party, unless such consent, approval or agreement is first obtained.
     2.5 Reservation of Rights. Notwithstanding anything herein to the contrary, Licensor may utilize (and may license another party to utilize) the Licensed Marks in connection with any business in the Licensed Territory. Further, this Agreement does not restrict or limit Licensor’s rights to utilize or license the Licensed Marks in any manner. Notwithstanding anything contained herein to the contrary, Licensor shall have the unrestricted right to utilize (and to license another party to utilize) its copyrights in the Licensed Copyrighted Works.
     2.6 Term. Subject to the survival provisions of Section 12.4, the term of this Agreement and the Trademark License and Copyright License granted hereunder shall begin on the Effective Date of this Agreement and shall expire exactly one year from the Distribution Date, unless sooner terminated in accordance with the provisions of this Agreement. This Agreement will not be renewed or extended, absent the execution of a separate document explicitly expressing such, executed by both Licensor and Licensee.
     2.7 Domain Names. Licensee acknowledges that Licensor owns the Domain Names. For the term of this Agreement, Licensor agrees to maintain the Domain Names and redirect the “***.com” domain name to a new website included in the New Works (as defined in Section 3.5) that Licensee may create pursuant to this Agreement at a url that Licensee will register and maintain. Licensee shall be responsible for hosting and maintaining the website, whether the website is part of the Licensed Copyrighted Works or New Works (as defined in Section 3.5). Licensor shall not be required to maintain registrations of the Domain Names after expiration or termination of this Agreement, though it may, at its own discretion, do so.
     2.8 Corporate Name. Notwithstanding the foregoing license grants, within thirty (30) days of the Distribution Date, Licensee shall and shall cause any of its subsidiaries or Affiliates, if necessary, to change, at its own expense, its corporate name to delete therefrom any Licensed Marks or any words or phrases confusingly similar to the Licensed Marks that may be incorporated therein.
     2.9 Permitted Third Party Providers. The parties acknowledge that Licensee may wish to engage a third party manufacturer/service provider in connection with Licensee’s exercise of its rights under the Trademark License and the Copyright License. Licensee shall give written notice to Licensor of any proposed third party manufacturer/provider arrangement not less than ninety (90) calendar days prior to Licensee’s engaging any third party manufacturer/provider (the “Notice Period”), which notice shall contain the name of any proposed third party provider and a summary of the terms of Licensee’s proposed arrangement with same.
     (a) During the Notice Period, Licensor shall have sole discretion as to whether to initially approve any proposed third party manufacturer/provider; provided, that such approval shall not be unreasonably withheld or delayed. Licensor shall advise Licensee whether it initially approves the proposed third party manufacturer/provider as soon as practicable during the Notice Period. For purposes of this Agreement, any third party manufacturer/provider that is approved by Licensor shall be a “Permitted Third Party Provider.”
3. DEVELOPMENT OF NEW TRADEMARK RIGHTS AND NEW COPYRIGHTS.
     3.1 Development of New Trademark Rights. Except as expressly provided in this Agreement, Licensee shall not develop or acquire new Trademark Rights associated with the Business or otherwise. Except as expressly permitted under Section 2 or as may be in use as of the Effective Date of this Agreement, Licensee is not itself permitted to develop or use any derivative variations of any of the Licensed Marks or to develop or use any variations, forms or stylizations of the Licensed Marks. Trademark Rights that Licensee shall not develop or acquire include, but are not be limited to, any federal, state, or foreign trademark registrations or applications, trademarks, trade dress, trade names, service marks, symbols, slogans, emblems, logos, designs and other indicia of origin or domain names incorporating the Licensed Marks. The parties acknowledge and agree that any and all new Trademark Rights shall be considered included within the definition of “Trademark Rights” for purposes of this entire Agreement. Notwithstanding the foregoing, any new trademarks that are not derivations of, variations upon, or confusingly similar to, the Licensed Marks that are developed by Licensee shall be the sole property of Licensee.
     3.2 Objection to New Trademark Rights. In the event that Licensee inadvertently or intentionally develops or acquires new Trademark Rights, Licensee shall give prompt written notice to Licensor of same. As soon as practicable after Licensor becomes aware of any new Trademark Right inadvertently or intentionally developed or acquired by Licensee, Licensor shall have the right to object to the new Trademark Right which it deems, in its sole discretion: (a) to be incompatible or inconsistent with any other Trademark Rights, or with the image of the Licensed Marks; (b) to be in violation of any law; or (c) to be otherwise inappropriate or offensive. Upon Licensor’s objection to a new Trademark Right, Licensee shall: (a) promptly modify the new Trademark Right to obviate Licensor’s objections, (b) promptly cease usage of the new Trademark Right, and/or (c) withdraw or cancel (as appropriate) any pending trademark application or issued trademark registration pertaining to the new Trademark Right.
     3.3 Requirement for Assignment of New Trademark Rights. The parties agree that Licensor shall be deemed the owner of any rights Licensee may have in a new Trademark Right (excluding any new trademarks that are not derivations of, variations on, or confusingly similar to, the Licensed Marks. Upon request, Licensee shall promptly provide a confirmatory assignment of any new Trademark Right to Licensor. Licensor has the right to refuse to license the new Trademark Right to the Licensee for the remainder of the term of this Agreement. Licensor shall have the right to use, and to license others to use, any new Trademark Right after the termination of this Agreement. The decision whether to seek or maintain any federal, foreign, or state registration for any new Trademark Right or any of the Licensed Marks shall be made in the sole discretion of Licensor. Licensee shall fully cooperate with Licensor, including executing any documents and providing any materials that Licensor shall request, to obtain or maintain any such registration. To the extent the Licensed Marks or new Trademark Rights are not the subject of federal or foreign registrations as of the Effective Date, Licensee shall bear the cost of obtaining or maintaining same if Licensor decides to seek registration.

     3.4 Modifications to or Derivative Works of the Licensed Copyrighted Works. Except as expressly permitted under this Agreement, Licensee shall not itself develop or use any modified or derivative works of the Licensed Copyrighted Works. Notwithstanding any provision of law that may initially vest ownership of copyrights in modifications or derivative works of the Licensed Copyrighted Works in Licensee or a third party that Licensee may engage in connection therewith, Licensor and Licensee hereby expressly agree that Licensor shall be considered the author and owner of the copyrights in the Licensed Copyrighted Works, including any derivative works or modifications of the original Licensed Copyrighted Works, whether or not any such modified or derivative works are approved by Licensor for use in connection with the Licensed Marks and the Business. To the extent permitted by law, the creation of any modifications or derivative works of the Licensed Copyrighted Works shall be deemed “works made for hire” for Licensor. Licensee shall execute any documents, including assignments, Licensor may determine it requires to vest ownership of the Licensed Copyrighted Works, including any modifications or derivative works of the original Licensed Copyrighted Works, in Licensee. Licensee shall have sole discretion as to whether to seek registration of the Licensed Copyrighted Works, but in no event shall Licensee apply for copyright registration of any of such works in its own name. Licensee shall execute written agreements, in a form acceptable to Licensor, with any independent contractor Licensee engages in connection with the creation of modifications or derivative works of the Licensed Copyrighted Works to ensure that such independent contractor is bound by this Section 3.4 and Section 3.7 to the same extent as Licensor. Notwithstanding the foregoing, Licensee does not assign to Licensor, and Licensee expressly retains the copyrights in all original content added by Licensee (including any new trademarks of Licensee that are not derivations of, variations upon, or confusingly similar to, the Licensed Marks) that is incorporated in such modifications or derivative works of the Licensed Copyrighted Works, to the extent such content does not bear or display any Licensed Marks.
     3.5 Creation of New Works. Subject to the terms and conditions of this Agreement, including those set forth in this Section 3.5, Licensee may create new works in the nature of signage, marketing, advertising or promotional materials, including websites that display the Licensed Marks (the “New Works”). At least sixty (60) calendar days prior to the utilization of any of the New Works in connection with Licensee’s exercise of its rights under the Trademark License, Licensee shall provide a specimen of the New Work to Licensor and specifics as to the proposed medium or media for the publication, distribution, display, broadcast and/or transmission of same. Upon Licensor’s written approval, which shall not be unreasonably withheld or delayed, Licensee may utilize the approved New Work in the approved media to the extent permitted under the Trademark License. Should Licensee desire to utilize a new medium for the publication, distribution, display, broadcast or transmission of a New Work previously approved, Licensee shall give Licensor at least thirty (30) calendar days prior written notice as to the specifics of the proposed new media. Upon Licensor’s written approval, which shall not be unreasonably withheld or delayed, Licensee shall be permitted to use the new medium for the New Work to the extent permitted by the Trademark License.
     3.6 Ownership of New Works. As between Licensor and Licensee, Licensee shall be deemed the owner of the copyrights in the New Works and shall be permitted to apply for copyright registration of the New Works. Under no circumstances shall ownership rights extend to the Licensed Marks and upon termination of Licensee’s rights under the Trademark License,

Licensee shall cease all use of the New Works; provided, however, to the extent that the Licensed Marks can be removed from the New Works, Licensee may continue to use the New Works with the new mark that it will use for the Business.
     3.7 Appointment as Attorneys-In-Fact. IN THE EVENT THAT LICENSOR IS UNABLE FOR ANY REASON WHATSOEVER TO SECURE LICENSEE’S SIGNATURE TO ANY ASSIGNMENT DOCUMENT CONTEMPLATED UNDER THIS SECTION 3 OR TO ANY LAWFUL AND NECESSARY DOCUMENT REQUIRED TO APPLY FOR OR EXECUTE ANY TRADEMARK OR COPYRIGHT APPLICATIONS WITH RESPECT TO THE LICENSED MARKS OR THE LICENSED COPYRIGHTED WORKS, LICENSEE HEREBY IRREVOCABLY DESIGNATES AND APPOINTS LICENSOR AND ITS DULY AUTHORIZED OFFICERS AND AGENTS AS LICENSEE’S AGENTS AND ATTORNEYS-IN-FACT TO ACT FOR AND ON LICENSEE’S BEHALF AND INSTEAD OF LICENSEE, TO EXECUTE ANY SUCH ASSIGNMENT AND EXECUTE AND FILE ANY SUCH APPLICATION AND TO DO ALL OTHER LAWFULLY PERMITTED ACTS TO FURTHER THE PROSECUTION AND ISSUANCE OF TRADEMARK OR COPYRIGHT REGISTRATIONS PERTAINING TO THE LICENSED MARKS OR THE LICENSED COPYRIGHTED WORKS WITH THE SAME LEGAL FORCE AND EFFECT AS IF EXECUTED BY LICENSEE.
4. QUALITY CONTROL.
     4.1 Acknowledgment of Quality. The parties acknowledge that the Licensed Marks have come to signify a high level of quality to the purchasing public and that Licensor’s use of the Licensed Marks before the Effective Date of this Agreement has been in connection with high quality products and services. The parties further agree that it is important to both parties and to the purchasing public that the goodwill in the Licensed Marks be retained and enhanced, and that the sale of quality products and services under the Licensed Marks is the essence of this Agreement.
     4.2 Acceptable Level of Quality. Licensee agrees to maintain at all times a minimum level of quality of the products and services sold in connection with the Business operated under the Licensed Marks (hereinafter referred to as “Acceptable Level of Quality”). This Acceptable Level of Quality shall be substantially consistent with or superior to, but in any case must not be inferior in any material respect to, the level of quality maintained by Licensee in the products and services sold in connection with the Business as Licensor’s wholly owned subsidiary prior to the separation. Licensee also agrees as part of the Acceptable Level of Quality that the products and services sold in connection with the Business shall be produced, packaged, labeled, promoted, sold, distributed and provided in accordance with all applicable foreign, federal, state and local laws, and governmental orders and regulations as they all may be in effect from time to time, and that the policy of sale, distribution and exploitation by Licensee shall in no manner reflect adversely upon the Licensed Trademarks. Licensee shall have a continuing obligation to immediately notify Licensor within three (3) business days of any conflict of which it becomes aware between any requirement of Licensor, and applicable foreign, federal, state and local laws, and governmental orders and regulations as may be in effect from time to time. Licensee shall be responsible for modifying any Licensed Copyrighted Works (including the costs of any such modifications) as may be required to comply with applicable foreign, federal, state and local laws, and governmental orders and regulations or with the terms of this Agreement. Any such modification shall be made in accordance with Section 2.3 of this Agreement; provided that Licensor agrees to provide as soon as reasonably practicable any approval that is necessary to authorize Licensee to modify any Licensed Copyrighted Works as may be required to comply with applicable foreign, federal, state and local laws, and governmental orders and regulations. Licensee shall have a further continuing obligation to notify Licensor immediately of any inquiry, investigation, inspection or any other action by any government body or unit thereof, with respect to the production, packaging, promotion, sale or distribution of the products and services sold in connection with the Business by Licensee (or any Permitted Third Party Provider) and the results thereof, or by any of Licensee’s customers.
     4.3 Inspection of Premises and Licensed Products. Licensor, or its designated representatives, shall have the right, at any time upon reasonable notice to Licensee, to conduct during regular business hours an examination of the products and services sold in connection with the Business offered by Licensee under the Licensed Marks and to inspect and review during regular business hours the business locations of Licensee and any Permitted Third Party Provider, including all manufacturing, packaging, distribution, storage facilities and the like, for the purpose of assuring adherence to the Acceptable Level of Quality, proper use of the Licensed Marks, and compliance with the terms of this Agreement. Licensee and any Permitted Third Party Provider shall comply with all of Licensor’s reasonable requests directed to the condition of or conduct of activities at these business locations that may, in Licensor’s reasonable business judgment, affect the quality of the products and services offered in connection with the Business and maintenance of an Acceptable Level of Quality. If at any time, under any circumstances, Licensor determines that the products and services offered in connection with the Business fail to be of an Acceptable Level of Quality, Licensor shall so notify Licensee. Licensee and any Permitted Third Party Provider shall immediately make such changes as are required to obtain an Acceptable Level of Quality.
     4.4 Provision of Samples. Licensee agrees to furnish to Licensor, or Licensor’s designated representative, samples of Licensee’s uses of the Licensed Marks, including product, packaging, labels, signage and all forms of advertising, promotional, and marketing materials, as Licensor may request at any time, for the purpose of inspecting to ensure that these uses are of an Acceptable Level of Quality and have been approved by Licensor for use with the Licensed Marks. Licensee agrees to work promptly to correct or remedy uses of the Licensed Marks which may, for any reason, fail in the judgment of Licensor to meet the Acceptable Level of Quality imposed by Licensor, or to violate the terms of this Agreement.
     4.5 Maintenance of Reputation and Goodwill. Licensee agrees that neither Licensee nor any Permitted Third Party Provider who is not an Affiliate of Licensor nor any other person or entity which controls, is controlled by, or is under common control with either Licensee or any Permitted Third Party Manufacturer who is not an Affiliate of Licensor, shall, during the term of this Agreement or thereafter, misuse the Licensed Marks or the Trademark Rights, take any action that would bring any of them into public disrepute, or take any action that would reasonably be expected to destroy or diminish Licensor’s ownership, value or goodwill in the Licensed Marks, the Licensed Copyrighted Works or the Trademark Rights.

5. OTHER CONDITIONS APPLICABLE TO LICENSED MARKS AND LICENSED COPYRIGHTED WORKS.
     5.1 In connection with any and all of its uses of the Licensed Marks, Licensee agrees to identify the licensed use under this Agreement and the proprietary rights of Licensor. Examples of such notices include “CLEAR CHANNEL is a registered mark of Clear Channel Identity, L.P.” and “CLEAR CHANNEL is a registered mark used by CCE Spinco, Inc. under license from Clear Channel Identity, L.P.”
     5.2 In connection with its use of any of the Licensed Marks, Licensee agrees to use commercially reasonable efforts to make proper use of the “®” symbol or other proper notice to indicate a registered mark, and the “™” symbol to indicate an unregistered mark in which Licensor may claim rights and/or which is the subject of a state registration. Upon receiving notice from Licensor that Licensee’s use of a registration notice or “™” symbol is incorrect or otherwise deemed unacceptable, Licensee shall promptly modify such uses to obviate Licensor’s objections. Licensor shall use commercially reasonable efforts to include a legally sufficient copyright notice on the Licensed Copyrighted Works, including any modification or derivative works of the original Licensed Copyrighted Works. Licensee shall comply with all of Licensor’s requests concerning the copyright notice for the Licensed Copyrighted Works.
6. ACKNOWLEDGMENT OF RIGHTS; CESSATION OF USE.
     6.1 Goodwill. Licensee acknowledges that all goodwill accruing to Licensee’s use of the Licensed Marks and/or Trademark Rights shall inure to the benefit of Licensor.
     6.2 Acknowledgment of Licensor’s Ownership; Cessation of Use. Licensee expressly recognizes and acknowledges that the use of the Licensed Marks or Licensed Copyrighted Works shall not confer upon Licensee any intellectual property or other proprietary rights. Upon expiration or upon termination of this Agreement, the Trademark License and/or the Copyright License for any reason, Licensee shall immediately cease all use of the Licensed Marks, the Licensed Copyrighted Works and the New Works (except as expressly permitted in this Agreement). Licensee further agrees that, at no time after the expiration or termination of its rights to use the Licensed Marks pursuant to this Agreement, will it make any further use of the Licensed Marks or any other designation, symbol, design, emblem, mark, or name similar to the Licensed Marks even if Licensor does not thereafter use the Licensed Marks, either itself or through another authorized party.
     6.3 Agreement Not to Contest. Licensee shall not question, contest or challenge the title or ownership by Licensor of the Licensed Marks or the Licensed Copyrighted Works during the term of this Agreement or thereafter. Licensee will claim no right, title or interest in the Licensed Marks or any other designation, symbol, design, emblem, mark, or name similar thereto or the Licensed Copyrighted Works except the right to use the same pursuant to the terms, provisions and conditions of this Agreement, and will not seek during the term of this Agreement or thereafter to register the same in any jurisdiction or before any agency, regulatory body, or official entity.

     6.4 Registration of Domain Names. Licensee agrees that neither Licensee nor any other person or entity which controls, is controlled by, or is under common control with Licensee shall during the term of this Agreement or thereafter register or use any domain name that incorporates the Licensed Marks, or any formative of the Licensed Mark, or any confusingly similar mark, whether in a top level domain name or secondary domain name, or as part of any other uniform resource locator (URL) address.
     6.5 Licensor’s Right to Protect Trademarks and Copyrights. Nothing in this Agreement shall be construed to bar Licensor from protecting its right to the exclusive use of its trademarks, service marks, names or copyrights against infringement thereof by any party or parties, including Licensee (in the case of its use of any of the foregoing other than pursuant to the Trademark License or the Copyright License), either during the term of this Agreement or thereafter.
7. POLICING OF TRADEMARK RIGHTS AND COPYRIGHTS.
     7.1 Duty to Notify of Infringement. Licensee shall promptly notify Licensor in writing in the event it becomes aware of any third party infringing, misusing, or otherwise violating any of Licensor’s rights in the Licensed Marks or the Licensed Copyrighted Works, or who Licensee believes is, or may be infringing, diluting, or otherwise derogating the Licensor’s rights in the Licensed Marks or the Licensed Copyrighted Works.
     7.2 Enforcement Action by Licensor. Licensor may, at its sole discretion, take action against such third party to enforce its interest in the Licensed Marks and the Licensed Copyrighted Works, and in such event shall be entitled to retain all monetary recovery from any such third party by way of judgment, settlement, or otherwise. In the event Licensor elects or takes enforcement action, Licensee agrees to cooperate promptly and fully with any such effort, at Licensee’s expense.
8. CONFIDENTIALITY.
     8.1 Each of Licensor and Licensee (the “Receiving Party”), on behalf of itself, and on behalf of its Affiliates, agrees to maintain the confidentiality of all data and other proprietary information concerning the other party (the “Disclosing Party”) and/or the Disclosing Party’s Affiliates that may be made available or disclosed to it during the term of this Agreement (collectively, the “Confidential Information”); provided that Confidential Information will not include any information that: (a) is or becomes generally available to the public other than as a result of a breach of this Agreement by the Receiving Party or its Affiliates; (b) was available to the Receiving Party on a non-confidential basis prior to its disclosure to the Receiving Party by the Disclosing Party; (c) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party who the Receiving Party reasonably believes is not bound by a legal or contractual obligation not to disclose such Confidential Information; or (d) was independently developed by the Receiving Party without use of or reference to the Confidential Information. Without limiting the foregoing, Licensor and Licensee will utilize the same methods and practices in the protection of the Confidential Information that each utilizes in protecting its own confidential information. Each of Licensor and Licensee, in its capacity as a Receiving Party, agrees that it will not disclose the Confidential Information of the Disclosing

Party without the prior written consent of the Disclosing Party, except for disclosures (a) that may be required by applicable law, rule or regulation, (b) that may be required by the Receiving Party to enforce the rights of the Receiving Party under this Agreement, and (c) to the Receiving Party’s Affiliates and other representatives and agents that the Receiving Party reasonably believes need to know such Confidential Information to perform obligations hereunder. Each of Licensor and Licensee, in its capacity as a Receiving Party, will be responsible for any breach of this Section 8.1 by its Affiliates, representatives and agents. Before any disclosure is made pursuant to applicable law, rule or regulation, the party with the disclosure requirement will, if permitted by applicable law, rule or regulation, give advance written notice of such disclosure to the non-disclosing party so that such non-disclosing party may seek a protective order against such disclosure. In the absence or unavailability of any such protective order, the party with the disclosure requirement hereby agrees to take all reasonable and lawful actions to seek confidential treatment for such disclosure and, to the extent practicable, to minimize the extent of such disclosure. The provisions of Section 8.1 shall survive expiration or termination of this Agreement for any reason and shall remain in full force and effect in accordance with its terms, without modification, limitation or impairment of any kind for a period of two (2) years following such expiration or termination.
9. ASSIGNMENT AND SUBLICENSE.
     9.1 Restriction on Assignment and Sublicense. Except as otherwise expressly set forth herein, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, transferred, conveyed or delegated by Licensee in any manner (whether by operation of law pursuant to a change of control or otherwise) without the prior written consent of Licensor, and any purported assignment, transfer, conveyance or delegation in violation hereof will be null and void, provided that Licensee may assign this Agreement and its rights and obligations hereunder to any direct successor to all or substantially all of the Business. This Agreement is not intended to confer any rights or benefits on any person or entity other than the parties hereto, except as expressly provided in Section 10.1. Licensee shall not sublicense any of its rights under this Agreement without the express prior written consent of Licensor, which shall be solely within Licensor’s discretion and subject to Licensee’s sublicensee’s express written agreement to abide by and comply with all of the terms and conditions of this Agreement. Licensor may freely transfer this Agreement and its rights or obligations hereunder or the Licensed Marks or Licensed Copyrighted Works, subject only to Licensee’s rights under this Agreement.
     9.2 Continuance of Obligations. Any assignment or sublicense of rights of Licensee under this Agreement, even with the prior consent of Licensor, shall not operate to release, limit, impair or suspend any of the obligations of Licensee under this Agreement.
10. WARRANTY DISCLAIMER/INDEMNITY/HOLD HARMLESS.
     10.1 Licensee’s Indemnification Obligation. Regardless of any inspections conducted by or consents granted by Licensor and regardless of compliance by Licensee (or any Permitted Third Party Provider) with any standards promulgated hereunder, Licensee agrees to indemnify, defend and hold harmless Licensor, its Affiliates (including parent entities), and their respective stockholders, directors, officers, employees, agents and assignees from and against any and all claims, demands, causes of action, damages, losses, liabilities, judgments, costs, fines, penalties, obligations, together with all reasonable costs and expenses incurred in connection with the foregoing (including, without limitation, court costs, litigation expenses and reasonable attorneys fees) (“Damages”) that any of them may suffer or incur (including pursuant to judgment or settlement) as a result of or relating to (a) Licensee’s use of the Licensed Marks or the Licensed Copyrighted Works (excluding any Damages that result from any claim, suit or proceeding involving an allegation that, if true, would result in a breach of any representation or warranty by Licensor set forth in Section 2.16 of the Purchase Agreement), (b) Licensee’s breach of any of the terms of this Agreement, and (c) the activities or omissions of Licensee or any of its stockholders, directors, officers, employees, agents and assignees; provided, however, that Licensor shall not be entitled to indemnification hereunder to the extent that the Damages being sought were caused by any breach of a representation or warranty of Licensor hereunder or act or omission of Licensor. If in the reasonable good faith judgment of Licensor, the Licensee fails to undertake and continue the defense of any of the foregoing, Licensor shall have the right (but not obligation) to make and continue such defense as it considers appropriate and to settle the underlying matter at the expense of Licensee. Nothing herein shall prevent Licensor from defending, if it so desires in its own discretion, any matter at its own expense through its own counsel, notwithstanding that the defense thereof may have been undertaken by Licensee.
     10.2 Warranty. Licensor represents and warrants that it has full right and authority to grant the licenses granted to Licensee hereunder.
     10.3 Warranty Disclaimer. EXCEPTING ONLY THE WARRANTY BY LICENSOR IN SECTION 10.2, LICENSEE HEREBY EXPRESSLY ACKNOWLEDGES THAT LICENSOR MAKES NO WARRANTIES OF ANY KIND TO LICENSEE, WHETHER WITH RESPECT TO THE LICENSED MARKS, THE LICENSED COPYRIGHTED WORKS OR OTHERWISE. EXCEPTING ONLY THE WARRANTY BY LICENSOR IN SECTION 10.2, LICENSOR HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY OBLIGATION, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
11. DEFAULT; TERMINATION OF LICENSES.
     11.1 Defaults. For purposes of this Agreement, the term “Default” shall mean and include any of the following:
     (a) the failure of Licensee or a Permitted Third Party Provider to fully and timely perform any of its obligations under this Agreement (including any failure to maintain an Acceptable Level of Quality), which failure continues for thirty (30) calendar days, in the case of a failure to maintain an Acceptable Level of Quality, or for ninety (90) days, in the case of other failure, after written notice to Licensee from Licensor describing such failure with reasonable specificity;
     (b) the failure of any of the warranties or representations of Licensee in this Agreement to be true and correct, which failure is not fully remedied within thirty (30) calendar days of written notice to Licensee from Licensor describing such failure with reasonable specificity.

     11.2 This Agreement and the Trademark License and Copyright License granted to Licensee under this Agreement, together with any and all rights of Licensee or any of its assigns or sublicensees, shall terminate upon the first to occur of the following:
     (a) Expiration of the Term;
     (b) the date specified for termination in a written notice by Licensor to Licensee after the occurrence of the Default;
     (c) (i) Licensee files a petition for bankruptcy or is otherwise adjudicated bankrupt, (ii) a petition for bankruptcy is filed against Licensee and such petition is not dismissed within ninety (90) calendar days, or (iii) Licensee becomes insolvent, discontinues its business or voluntarily submits to, or is ordered by a bankruptcy court to undergo, liquidation pursuant to Chapter 7 of the United States Bankruptcy Code (or any successor thereto);
     (d) any assignment for the benefit of creditors of Licensee; or
     (e) any attachment, execution of judgment or process against any of Licensee’s rights under the Trademark License, the Copyright License or otherwise under this Agreement, unless satisfied or released within sixty (60) calendar days.
     11.3 Additional Requirements Upon Expiration or Termination. Upon termination or expiration of this Agreement for any reason, all rights granted to Licensee hereunder shall cease, including the Trademark License and the Copyright License.
     (a) In addition to requirements upon expiration or termination set forth elsewhere in this Agreement, within ten (10) calendar days of termination or expiration of this Agreement for any reason, Licensee shall return or destroy, all materials (including, without limitation, product, packaging, labels, signage, marketing, advertising or promotional materials) pertaining to use of the Licensed Marks and the Licensed Copyrighted Works that are in Licensee’s possession (or in the possession of any third party over which Licensee maintains control with respect to possession of such materials, including any Permitted Third Party Provider).
     (b) Upon termination or expiration of this Agreement for any reason, Licensee shall not operate its business in any manner which could suggest to the public that such license is still in force, or that any relationship exists between Licensor and Licensee. Without limitation, it is understood that this Section 12.3(b) shall require Licensee to “de-identify” its facilities, products, services and materials so as to remove any references to any of the Licensed Marks, including from its signage and all advertising, marketing, packaging and promotional materials, and to change the overall appearance of any location to eliminate the use of any trademark or trade dress confusingly similar with those owned by Licensor.
     11.4 Survival. In addition to the survival provisions set forth elsewhere in this Agreement, the provisions Sections 1, 2.1(e), 2.1(f), 2.4, 3.1, 3.3, 3.4, 3.7, 4.5, 6, 7.2, 8.1, 9, 10,

11, 12.3, 12.4, 13, 14, 15 and 16 shall survive expiration or termination of this Agreement for any reason and shall remain in full force and effect in accordance with their respective terms, without modification, limitation or impairment of any kind.
12. INJUNCTIVE RELIEF; GOVERNING LAW.
     12.1 Injunctive Relief. Licensee acknowledges and agrees that Licensor would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, Licensee agrees that Licensor shall be entitled to injunctive relief, in addition to an award for damages to prevent breaches of the provisions of this Agreement and to enforce specifically (without posting bond) this Agreement and the terms and provisions hereof.
     12.2 Governing Law.
     (a) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, FOR ANY LITIGATION, CLAIM OR DISPUTE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION, CLAIM OR DISPUTE RELATING HERETO EXCEPT IN SUCH COURTS); PROVIDED, THAT THIS SECTION 13.2(B) SHALL NOT PRECLUDE ANY PARTY TO THIS AGREEMENT FROM COMMENCING LITIGATION, CLAIM OR DISPUTE IN ANOTHER JURISDICTION TO SECURE ENFORCEMENT OF ANY JUDGMENT OR AWARD OBTAINED IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, INCLUDING AN AWARD OF SPECIFIC PERFORMANCE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY LITIGATION, CLAIM OR DISPUTE ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURTS OF THE STATE OF TEXAS OR THE UNITED STATES OF AMERICA LOCATED IN TEXAS, HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13. STATUS OF THE PARTIES.
     13.1 Employment/Partnership Issues. This Agreement does not create, is not intended to create, and shall not be interpreted or construed as creating a partnership, joint venture, agency, employment, master and servant, or similar relationship between Licensor and Licensee, and no representation to the contrary shall be binding upon either party.
14. NOTICES.
     All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally, (b) on the fifth business day after being mailed by certified mail, return receipt requested, (c) the next business day after delivery to a recognized overnight courier or (d) upon transmission and receipt by the facsimile operator of confirmation of successful transmission, if sent by facsimile, to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

If to Licensor:	with copies to:

Attention: General Counsel
Facsimile:

If to Licensee:	with copies to:

Attention:
Facsimile:
15. MISCELLANEOUS.
     15.1 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the Prevailing Party (as defined below) will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith. A party will be considered the “Prevailing Party” if: (a) it initiated the litigation and substantially obtained the relief it sought, either through a judgment or the losing party’s voluntary action before trial or judgment; (b) the other party withdraws its action without substantially obtaining the relief it sought; or (c) it did not initiate the litigation and judgment is entered into for any party, but without substantially granting the relief sought by the initiating party or granting more substantial relief to the non-initiating party with respect to any counterclaim asserted by the non-initiating party in connection with such litigation.
     15.2 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument. No signature page to this Agreement evidencing a party’s execution hereof will be deemed to be delivered by such party to any other party hereto until such delivering party has received signature pages from all parties signatory to this Agreement.
     15.3 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.
     15.4 Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any party.
     15.5 Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
     15.6 Entire Agreement. This Agreement and the related documents contained as Exhibits hereto contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought. The recitals to this Agreement are hereby incorporated by reference and made a part of this Agreement for all purposes. To the extent of any conflict between this Agreement and the Master Separation and Distribution Agreement, the provisions of this Agreement shall control.
     15.7 Construction. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “and” shall also mean “or” and “or” shall also mean “and” as the context permits or requires to provide the broadest meaning or inclusion of the subject. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.
     16.8 Effect of Licensor Approvals. The parties recognize that the need for the protection of consumers and of the public is of paramount consideration. Accordingly, the parties agree that in no event will any approval granted by Licensor under this Agreement serve to confirm Licensee’s compliance with, or absolve or otherwise release Licensee of its responsibilities to comply with, the provisions of this Agreement, including those relating to Product quality.
     16.9 Time is of the Essence. Time is of the essence of this Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives on the respective dates entered below.

LICENSOR:

CLEAR CHANNEL IDENTITY, L.P.

By , its general partner

By:

Name:
Title:

LICENSEE:

CCE SPINCO, INC.

By:

Name:
Title: